Exhibit 99.2
TELULAR CORPORATION, #11125669
TELULAR CORPORATION 1st QUARTER 2009 EARNINGS CONFERENCE CALL
January 29, 2009, 4:30 PM ET
Chairperson: Joseph Beatty (CEO)
Operator: Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Telular Corporation First Quarter 2009 Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you do have a question please press the star, followed by the one on your pushbutton phone. If you’re using speaker equipment today, it will be necessary to lift the handset before pressing the numbers. As a reminder, this conference is being recorded today Thursday, January 29th of 2009.
At this time, I’d like to turn the conference over to Ms. Brinlea Johnson with the Blueshirt Group. Please go ahead, ma’am.
Brinlea Johnson: Good afternoon, ladies and gentlemen, and welcome to Telular Corporation’s Conference Call to discuss operating results for the first quarter ended December 31st, 2008. By now, everyone should have received a copy of the Company’s press release sent out this afternoon. If you need a copy of the press release, please contact the Blueshirt Group at (212) 551-1453. On line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.
Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the Company’s 10-K and other periodic filings with the SEC for a discussion of these factors. And finally, this call is scheduled to last no more than 60 minutes including questions. So in the Q&A session, please limit your questions and be courteous of the other callers who may want to ask.
At this point, I’d like to turn the call over to Mr. Joe Beatty.
Joseph Beatty: Thanks, Brinlea, and good afternoon everyone. Welcome to Telular’s Conference Call to discuss financial results for the first quarter of 2009. I’m pleased to report the first quarter was our tenth consecutive quarter of profitability for continuing operations. During the quarter, we continued to generate cash and maintained a very strong balance sheet. We repurchased stock under our share repurchase program, grew the Telguard business sequentially, and recorded revenue from our SupplyNet Communications acquisition. Our strategy is to leverage our 22 years of wireless experience and replicate our security business into emerging markets.
Looking ahead, I believe that executing on our leading portfolio solutions in Telguard terminals as well as pursuing new opportunities in the end-to-end space, will deliver long-term growth and profitability. I will go into more detail later on in the call.

Right now, I’m going to turn the call over to Jonathan Charak our CFO to review the first quarter 2009 financials.
Jonathan Charak: Thank you, Joe. Good afternoon. For the first quarter of 2009, Telular reported revenue of $10.8 million as compared to $11.5 million for the fourth quarter of 2008. This quarter, the Company continued to be profitable and reported net income of $194,000 as compared to net income of $724,000 in the fourth quarter of 2008. For the first quarter of 2009, net income before non-cash items was $937,000. This compares to 1.3 million in the fourth quarter of 2008. Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense to net income. We use this measure internally to assess our ability to generate cash from operating the business.
First quarter 2009, Telguard products and service revenues increased to $8 million from $7.6 million reported in the fourth quarter of 2008. Telguard product sales in the first quarter increased sequentially to $3.1 million from $2.9 million. Additionally, Telguard’s service revenues increased sequentially to $4.9 million from $4.7 million. In the first quarter, we sold approximately 21,000 Telguard units and activated roughly 23,000 new Telguard subscribers. The average selling price per Telguard hardware unit sold in the first quarter decreased to $153 from $158 reported in the fourth quarter of 2008 due to the mix of products sold during the period.
Telguard’s service average revenue per unit or ARPU increased sequentially from $3.80 per month to $3.83 per month in the first quarter of 2009. This reflects a modest increase in pricing implemented in the first quarter of 2009. We also expect a slight increase in ARPU in the second quarter of 2009 as we realize a full quarter impact of our pricing change and higher paying diversified customer base. We continue to focus on building a steady recurring revenue stream ending the quarter with 423,000 subscribers.
Moving on to terminal products, business was weaker than expected due to slower demand in Latin America. Terminal revenue was $1.9 million for the first quarter of 2009, down from 3.9 million in the fourth quarter of 2008. While we are disappointed with the performance in this segment in the quarter, we are confident in the future of the product line and its growth this year. Our gross margin from continuing operations remain high at 40%, an extension of the level we saw in the fourth quarter of 2008 and benefited from a more diversified higher paying customer base.
We continue to keep cost aligned with revenue growth and reported $4.3 million in operating expenses this quarter. In the first quarter of 2009, we repurchased over 600,000 shares of our common stock for approximately $900,000 as part of our stock repurchase program. Our cash balance remains strong at $19.2 million despite spending of approximately $900,000 to repurchase stock and paying over $3 million for the acquisition of SupplyNet this quarter. We continue to produce cash flow keeping cash generation a high priority as we execute our existing share repurchase program and evaluate future acquisitions in emerging markets.
Now I’d like to turn the call back over to Joe to go into a more detailed discussion of our business and the longer term growth plans.

Joseph Beatty: Thanks, Jonathan. Profitability remains my main priority and this quarter we achieved our tenth consecutive quarter of profitability from continuing operations. We effectively managed costs, continued to generate cash and repurchase stock. In the first quarter, we worked on integrating the recent acquisition of SupplyNet Communications, a leading wireless tank level monitoring company. I’m pleased to report the progress with this acquisition is on track and this quarter we began to record its revenue contributions.
Due to the combination of our large base of Telguard subscribers with new tank level monitoring customers, we have a growing stream of recurring revenue which accounted for nearly 50% of total revenue this quarter. Importantly, due to higher value assets being measured and monitored as compared to Telguard, SupplyNet units have a higher ASP. Approximately $520 per unit and generate a higher ARPU of $6.54 per month. We continue to evaluate a number of new opportunities in the end-to-end space and I feel optimistic that we have developed a successful model of Telguard by which we can expand in the new markets.
Revenues this quarter from our Telguard business tracked ahead of expectations. We plan to sell between 15 and 20,000 units a quarter for the remainder of 2009. Moving to our terminal business, as Jonathan mentioned, we were disappointed with sales of the SX5 this quarter. Our new SX6T has increased functionality and a more attractive selling price when combined, should expand our terminal sales into new developing countries. Looking ahead, we expect our largest institutional shareholder Jeffrey Jacobowitz to be elected to our Board of Directors at the upcoming annual shareholder meeting on February 3rd. We look forward to working closely with Jeff and we value his involvement as an outside advisor and committed shareholder.
To summarize, our goal is to sustain profitability while continuing to expand our core business and explore new opportunity in the end-to-end space to drive growth. We have a very efficient cost structure in place, continually aligning costs and revenue growth. We continue to purchase shares under our buyback program, purchasing over $2 million since its institution reiterating our confidence in the future cash flow of the Company as well as an ongoing commitment to build shareholder value at these attractive price levels. I look forward to keeping you updated on our progress.
And with that, I’d like to turn it over to the operator to coordinate any questions you might have.
Operator: Thank you, sir. Ladies and gentlemen, we’ll now begin the question and answer session. As a reminder if you do have a question please press the star, followed by the one on your pushbutton phone. If you’d like to withdraw your question please press the star, followed by the two. And also if you’re using speaker equipment today, it will be necessary to lift the handset before pressing the numbers. Once again star, one for any questions.
And our first question is from the line of Matthew Kempler with Potomac. Please go ahead.
Matthew Kempler: Hey, guys. Good afternoon.
Joseph Beatty: Hey, Matt.
Matthew Kempler: I wanted to just follow-up on a couple of things here. Regarding the revenue breakdown with SupplyNet acquisition, it looks like the details provided didn’t add up to the total revenue numbers. So the difference is the SupplyNet contribution?

Joseph Beatty: That’s right.
Matthew Kempler: Okay. Going forward, are you going to be listing that separately or why wouldn’t you just bundle that in with your recurring revenue and your product sales components?
Joseph Beatty: Well, it is bundled into the products and services line. You’re saying why don’t we itemize it separately?
Matthew Kempler: Are you planning on itemizing it separately or are you just going to include it.
Joseph Beatty: As you point out, it can be derived based on our current method of disclosure, so effectively it’s disclosed. What did you have in mind? You’d just like it recited in the press release?
Matthew Kempler: I guess if you had 5.1 million of recurring rev as just the total subscribers and that would affect your ARPU for the total subscribers just to see the trends as you’re adding on the different pieces of your business.
Joseph Beatty: Right. We’ll look into enhancing that as the year rolls out.
Matthew Kempler: Okay. So the breakdown on that though I’m sorry, if you could just give it to us. Was that accretive in the quarter?
Joseph Beatty: It wasn’t. But I think the revenue is a million-ish, just under, in revenue which is the number that you were referring to that could be derived.
Matthew Kempler: Yes.
Joseph Beatty: And it wasn’t accretive, it was a bit of a loss. We said for the year we’d expect it to be accretive.
Matthew Kempler: Okay.
Joseph Beatty: And we still do.
Matthew Kempler: Will that be from growth or costs coming out in from this point forward?
Joseph Beatty: Growth.
Matthew Kempler: Yes. So then can you talk a little bit about the pipeline and what you’re seeing there in terms of opportunities?
Joseph Beatty: Sure. We have a great base in the fuels and lubricant space with a great key distributor. We’re looking at modifying our approach to the chemical space and we think when we make that modification we’ll get better yields in terms of sales productivity from the chemical vertical market. Those would be two examples. But I think just that alone should get us where we expect to be this year.

Matthew Kempler: Okay. So it doesn’t matter if there’s an installed base that’s just continuing to deploy and that will drive up the revenue or these new wins that you need in order to get the revenue increased from here?
Joseph Beatty: It’s an installed base and it’ll continue to grow is the way to look at it. Certainly the fuels and lubricant space really fits that description well. I think the chemical space is one that we feel like we’ve got a lot more growth to develop. And we think we need to enhance our efforts there a little bit together.
Matthew Kempler: Okay. And on the Telguard side, the unit shift tweaked up nicely sequentially. I know you’re pulling for 15 to 20 as the average going forward. But just to understand was there something special that happened in the quarter that caused an improvement there? What do you attribute that to?
Joseph Beatty: We were pleased. I think just some of the inventory work downs that we talked about last quarter had worked themselves through. And so we had more of a normalized pull of products into distribution.
Matthew Kempler: Okay. And what was going on in the mix there, though, that caused the ASP to dip so much?
Joseph Beatty: It really has to do with the size of customer and the pricing that particular customers get when they have scale, have more of a proportionate share of the buy last quarter. So our larger customers bought more.
Matthew Kempler: Okay. I just would have thought with your largest custom—you know, your previously largest customer no longer in there that we would have probably possibly seen ASP start to improve.
Joseph Beatty: Yes, let’s talk about that. They are in there. They’re still a customer. It’s just there was a big reduction from the prior level of demand that we used to experience from them. But they’re still a customer.
Matthew Kempler: Okay.
Joseph Beatty: Yes. And they have impact on that.
Matthew Kempler: Are they still a customer, I mean on the product side? Obviously the recurring piece I understand, but on the product side do they account for at least 10% of your shipments?
Joseph Beatty: Yes, I don’t know until we compute the—we haven’t disclosed that. The 10-Q will disclose that our top two customers in the Company are 44% of total revenue. But that’s in the service and products and combination of the two. But I can share that number with you because I looked at the Q. But yes, I think the answer is they are about 10%. But they were about 10% of unit count this past quarter.
Matthew Kempler: Okay. Good. I mean I’m sure the question on a lot of investor’s mind is, you know, the exposure there. Do you expect them to be stable now and have this new reduced level over time or do you expect that to fully go away?

Joseph Beatty: Yes, this is a more normalized level vis-à-vis my expectations. And last quarter was a much reduced level due to inventory reductions.
Matthew Kempler: Okay. Last question from me, what kind of incremental investments are you planning from here out to drive growth for this year? Or the expense base that we have is that the right level of investment?
Joseph Beatty: Yes, I think the expense base is at the right level.
Matthew Kempler: Okay.
Joseph Beatty: And a lot of, you know, our expenses in the engineering area are development related. So a lot of our efforts are focused on enhancements to products. And then in terms of new vertical markets for M2M, that could be done with in-house development or externally if we find an attractive but well-valued acquisition. But that of course wouldn’t affect the expense run rate that you referred to.
Matthew Kempler: Okay. All right, thank you.
Joseph Beatty: Thanks, Matt.
Operator: Thank you. Once again ladies and gentlemen, if there are any additional questions at this time please press the star, followed by the one. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please. Once again ladies and gentlemen, if you do have any additional questions please press the star, followed by the one. As a reminder, if you’re using speaker equipment you will need to lift the handset before pressing the numbers.
And gentlemen, we have no further questions at this time. I’ll turn it back to you for any closing remarks.
Joseph Beatty: Terrific. Thanks, Operator. I just want to say thanks for everyone. You know, it’s definitely interesting times in the economy. I think we’re pleased coming through a quarter like that and still remaining profitable. And we’re excited about our revenue mix, getting up near 50% recurring revenue which of course is part of the traction we have in the M2M space and we’re going to keep working on that and keep being focused on profitability. Thanks for your time today.
Operator: Thank you, sir. Ladies and gentlemen, that does conclude our conference for today. If you’d like to listen to a replay of today’s conference please dial 1(800) 405-2236 or (303) 590-3000 using the access code of 11125669 followed by the pound (#) key. ACT would like to thank you for your participation. You may now disconnect.
END